Registration No. 333-204461

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-4623678
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 West Washington Street, Suite 600
Tempe, Arizona 85281
(Address of principal executive offices, including zip code)

(602) 414-9300
(Registrant’s telephone number, including area code)

First Solar, Inc. 2006 Omnibus Incentive Compensation Plan
First Solar, Inc. 2010 Omnibus Incentive Compensation Plan
First Solar, Inc. 2015 Omnibus Incentive Compensation Plan
(Full title of plans)

Mark R. Widmar
Chief Executive Officer
First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, Arizona 85281
(602) 414-9300
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Erik R. Tavzel
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [x]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	280,909 (2)	$32.28	$9,067,743	$1,051
Common Stock, par value $0.001 per share	1,509,247 (3)	$32.28	$48,718,493	$5,647
TOTAL	1,790,156	—	$57,786,236	$6,698

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment”) shall also cover additional shares of common stock, par value $0.001 per share (“Common Stock”), of First Solar, Inc. (the “registrant”) which may become issuable by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected without consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)
Represents 280,909 shares of Common Stock reserved for future issuance under the First Solar, Inc. 2010 Omnibus Incentive Compensation Plan (the “2010 Plan”) that were previously registered by the registrant under a Registration Statement on Form S-8 (Registration No. 333-140807) filed with the Securities and Exchange Commission (the “Commission”) on February 21, 2007 (the “2007 Registration Statement”). See “Explanatory Note.”

(3)
Represents 1,509,247 shares of Common Stock reserved for future issuance under the First Solar, Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) that were previously registered by the registrant under a Registration Statement on Form S-8 (Registration No. 333-167385) filed with the Commission on June 8, 2010 (the “2010 Registration Statement”). See “Explanatory Note.”

(4)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act, based on the average of the high and low price per share of Common Stock reported on The NASDAQ Stock Market LLC on March 14, 2017.

EXPLANATORY NOTE

Pursuant to Item 512(a)(1)(iii) of Regulation S-K, this Post-Effective Amendment amends the Registration Statement on Form S-8 (Registration No. 333-204461) filed with the Commission on May 27, 2015 (the “2015 Registration Statement”) to register shares of Common Stock consisting of (i) 280,909 shares of Common Stock reserved for future issuance under the 2010 Plan that were previously registered for issuance by the registrant under the 2007 Registration Statement but which shares became available for issuance under the 2010 Plan (in accordance with Section 4 thereof) upon the forfeiture, expiration, termination, cancellation or settlement (other than wholly by delivery of shares) of awards under the First Solar, Inc. 2006 Omnibus Incentive Compensation Plan, and (ii) 1,509,247 shares of Common Stock reserved for future issuance under the 2015 Plan, inclusive of any shares described in clause (i) above that are not expected to be used for awards under the 2010 Plan, that were previously registered for issuance by the registrant under the 2010 Registration Statement but which shares the registrant believes will become available for issuance in the future under the 2015 Plan (in accordance with Section 4 thereof) upon the forfeiture, expiration, termination, cancellation or settlement (other than wholly by delivery of shares) of awards under the 2010 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on March 17, 2017.

FIRST SOLAR, INC.
(Registrant)

By:	/s/ PAUL KALETA
Name:	Paul Kaleta
Title:	Executive Vice President, General Counsel and Secretary

The officers of First Solar, Inc. whose signatures appear below hereby constitute and appoint Mark R. Widmar and Paul Kaleta, or any of them, to act severally as attorneys-in-fact and agents, with power of substitution and resubstitution, for each of them in any and all capacities, to sign any amendments, including post-effective amendments, of and supplements to the 2015 Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that such attorneys-in-fact, or substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and Director	March 17, 2017
Mark R. Widmar

/s/ ALEXANDER R. BRADLEY	Chief Financial Officer	March 17, 2017
Alexander R. Bradley

/s/ BRYAN SCHUMAKER	Chief Accounting Officer	March 17, 2017
Bryan Schumaker

*	Chairman of the Board of Directors	March 17, 2017
Michael J. Ahearn

*	Director	March 17, 2017
Sharon L. Allen

*	Director	March 17, 2017
Richard D. Chapman

*	Director	March 17, 2017
George A. Hambro

*	Director	March 17, 2017
Craig Kennedy

*	Director	March 17, 2017
James F. Nolan

*	Director	March 17, 2017
William J. Post

*	Director	March 17, 2017
J. Thomas Presby

*	Director	March 17, 2017
Paul H. Stebbins

*	Director	March 17, 2017
Michael Sweeney

*	This Post-Effective Amendment has been signed by the undersigned attorney-in-fact on behalf of each person so indicated pursuant to powers of attorney previously filed with the Commission.

/s/ PAUL KALETA
Paul Kaleta, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1
First Solar, Inc. Amended and Restated 2006 Omnibus Incentive Compensation Plan (incorporated by reference from Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 1, 2009)

4.2	First Solar, Inc. 2010 Omnibus Incentive Compensation Plan (incorporated by reference from Appendix A to the registrant’s Definitive Proxy Statement filed with the Commission on April 20, 2010)
4.3	First Solar, Inc. 2015 Omnibus Incentive Compensation Plan (incorporated by reference from Appendix A to the registrant’s Definitive Proxy Statement filed with the Commission on April 8, 2015)